Exhibit 10.2

EXECUTION VERSION

Energizer Holdings, Inc.

533 Maryville University Dr.

St. Louis, MO 63141

July 6, 2018

Energizer Gamma Acquisition B.V.

Prins Bernhardplein 200

1097 JB

Amsterdam, The Netherlands

Commitment Letter

Ladies and Gentlemen:

Reference is made to the escrow agreement (the “Escrow Agreement”), to be dated as of the date hereof, among Energizer Gamma Acquisition B.V. (the “EUR Issuer” or “you”), The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) and Barclays Bank PLC, New York branch, as escrow agent (the “Escrow Agent”), pursuant to which you will cause to be deposited into an account (the “Escrow Account”) with the Escrow Agent the net proceeds of the offering of the EUR Issuer’s 4.625% Senior Notes due 2026 (the “EUR Notes”). The EUR Notes are being issued on the date hereof (the “Issue Date”) pursuant to an indenture (the “Indenture”), dated as of the date hereof, among the EUR Issuer and the Trustee, as trustee, registrar and paying agent. It is a condition to the issuance of the EUR Notes that this Commitment Letter be executed and delivered by us.

Pursuant to the terms of the Escrow Agreement and the Indenture, the net proceeds of the offering of the EUR Notes shall remain in the Escrow Account until (i) the Escrow Conditions (as defined in the Indenture) are satisfied (at which point such proceeds will be released to you) or (ii) the date (the “Special Redemption Date”) that you are required to redeem the EUR Notes (a “Special Redemption”) pursuant to the Indenture as in effect on the date hereof, following a Date of Determination (as defined in the Indenture). The redemption price in any Special Redemption will equal the principal amount of the EUR Notes, plus the accrued and unpaid interest from the Issue Date, or from the most recent date to which interest has been paid or provided for, to, but not including, the Special Redemption Date (the “Special Redemption Price”). The amount deposited in the Escrow Account on the Issue Date will not include cash sufficient to fund (i) accrued and unpaid interest payable to holders of the EUR Notes on any Interest Payment Date (as defined in the Indenture) occurring in the period between the date hereof and the Outside Date (as defined in the Indenture) or on any Special Redemption Date, and (ii) the entire principal amount of the EUR Notes that is included in the Special Redemption Price.

1.	Commitments

We hereby advise you of our commitment to provide to you, one business day prior to such Interest Payment Date or Special Redemption Date, respectively, in immediately available euros, an amount equal to (i) with respect to any Interest Payment Date occurring in the period between the date hereof and the earlier of (a) the date on which Escrow Conditions are satisfied and (b) the date of a Special Redemption, the accrued and unpaid interest owing to holders of the EUR Notes pursuant to the terms of the Indenture and the EUR Notes and payable on such Interest Payment Date, and (ii) with respect to any Special Redemption Date, the additional amount, that when taken together with the amount of funds held in the Escrow Account, will be sufficient to pay the Special Redemption Price (including accrued and unpaid interest owing to holders of the EUR Notes pursuant to the terms of the Indenture and the EUR Notes) payable on the Special Redemption Date.

July 6, 2018

Energizer Gamma Acquisition B.V.

We will provide such amount subject to receipt of a written request sent by you to us at our address set forth in Section 6 below at least one business day prior to the date when such amount is to be deposited. Such written request shall specify the account where such amount shall be deposited.

Our commitment hereunder is subject to the condition that neither the Indenture nor the terms of the EUR Notes are amended in any manner that would increase our payment obligations hereunder without our prior written consent.

The parties hereto hereby acknowledge and agree that this Commitment Letter is not, and is not intended to be, a contract to make a loan, or extend other debt financing or financial accommodations, to or for the benefit of the EUR Issuer, or to issue a security of the EUR Issuer, under Section 365(c)(2) of Title 11 of the United States Code (the “Bankruptcy Code”), and Energizer agrees not to raise, and hereby waives, any argument or defense that this Commitment Letter cannot be assumed and/or is not enforceable by the EUR Issuer in a proceeding under the Bankruptcy Code under Section 365(c) thereof. Nothing herein shall constitute, or be construed as, an agreement by the EUR Issuer to assume this Commitment Letter in a proceeding under the Bankruptcy Code pursuant to Section 365 thereof.

2.	Indemnification

To induce us to enter into this Commitment Letter, you hereby agree to indemnify upon demand and hold harmless Energizer and its affiliates and each director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Escrow Agent, the Trustee, the holders of the EUR Notes, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from this Commitment Letter or any related transaction contemplated hereby; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment). For the avoidance of doubt, the foregoing indemnity and reimbursement obligation is not intended to indemnify any Indemnified Person for any payment required to be made by it pursuant to Paragraph 1 above. Your indemnity and reimbursement obligations under this Section will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons. Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter or any related transaction contemplated hereby.

Energizer, on behalf of itself and each other Indemnified Person, hereby agrees that any claims that it may have with respect to the Escrow Funds (as defined in the Escrow Agreement) pursuant to the indemnification and reimbursement obligations owed to it or any other Indemnified Person by the EUR Issuer are and shall be subordinate to the prior payment in full of all obligations now or hereafter owing to the Trustee and the Holders (as defined in the Indenture) pursuant to the Indenture, the EUR Notes or the Escrow Agreement. The parties hereto expressly acknowledge and agree that the immediately preceding sentence constitutes a “subordination agreement” under Section 510(a) of the Bankruptcy Code and, as such, is intended to be enforceable in any case where the EUR Issuer is subject to a proceeding under the Bankruptcy Code.

July 6, 2018

Energizer Gamma Acquisition B.V.

3.	Assignments

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void) and, subject to Section 4 hereof, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Energizer may not assign its commitments and agreements hereunder, in whole or in part, and any purported assignment shall be null and void. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto; provided that in no event shall the provisions of Section 1, Section 2 (limited to the subordination provisions) or Section 3 (solely as they relate to the assignment rights of Energizer) hereof be amended without the consent of the Trustee.

4.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Third-Party Beneficiaries; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

Unless expressly stated herein, this Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon. Notwithstanding the foregoing, the Trustee shall be a third party beneficiary with respect to Section 1, Section 2 (limited to the subordination provisions set forth therein) and Section 3 (solely as they relate to the assignment rights of Energizer) hereof.

The provisions of Section 2 of this Commitment Letter and this Section 4 will survive any termination or completion of the arrangements contemplated by this Commitment Letter.

July 6, 2018

Energizer Gamma Acquisition B.V.

5.	Termination; Acceptance

Our commitments hereunder will terminate upon the first to occur of (i) the consummation of the Special Redemption (including the payment in full of all accrued and unpaid interest payable in connection therewith) and (ii) the date on which the Escrow Conditions are satisfied.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be deemed to have been duly and validly delivered and be valid and as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Energizer the enclosed copy of this Commitment Letter, whereupon this Commitment Letter will become a binding agreement between us.

6.	Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to Energizer shall be given to it at 533 Maryville University Dr., St. Louis, MO 63141, Attention: Chief Financial Officer, with a copy to General Counsel. Notices to the EUR Issuer shall be given to it c/o Energizer Holdings, Inc., 533 Maryville University Dr., St. Louis, MO 63141, Attention: Chief Financial Officer, with a copy to General Counsel.

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Very truly yours,

ENERGIZER HOLDINGS, INC.

By:	/s/ Timothy W. Gorman
	Name:	Timothy W. Gorman
	Title:	Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

[Signature to Commitment Letter (EUR)]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

ENERGIZER GAMMA ACQUISITION B.V.

By:	/s/ Timothy W. Gorman
Name: Timothy W. Gorman
Title: Authorized Person

[Signature to Commitment Letter (EUR)]